Exhibit 99-B-4.2

ReliaStar Life Insurance Company

Endorsement
Code Section 403(b) Annuity

This Endorsement is made a part of the Contract and, if applicable, the Certificate to which it is attached. Where used in this Endorsement, the term Contract shall mean Certificate when this Endorsement is attached to a Certificate.

The purpose of this Endorsement is to amend the Contract to reflect the provisions of the Final Treasury Regulations effective January 1, 2009 which provide guidance on the requirements for an annuity contract under Section 403(b) of the
Internal Revenue Code (Code). This Contract shall be interpreted in accordance with Code Section 403(b) and the regulations thereunder (Treasury Regulations).

The following provisions amend the terms of the Contract, and the terms of this Endorsement shall prevail in case of a conflict with any other terms of the Contract, including any prior endorsements unless specifically stated otherwise.

1.	Definitions of Terms Used in this Endorsement

A.	Employer. Employer means the common law entity that established the Plan under which the
Contract was issued. The Employer must be an organization described in Code Section 403(b)(1)(A).
If the Employer is a state or local government entity, the Employer includes all state or local government entities that are on a common payroll with the Employer to the extent eligible under Code
Section 403(b)(1)(A). The Employer also may include other Code Section 501(c)(3) entities that are under common control with the Employer, as determined under Treasury Regulation Section 1.414(c)-
5.

B.	Employer Annuity Amounts. Employer Annuity Amounts means amounts attributable to contributions made to an annuity contract under Code Section 403(b)(1) (including earnings thereon)
that are not elective deferrals. Employer Annuity Amounts do not include after-tax employee contributions or earnings thereon.

C.	Employer Custodial Amounts. Employer Custodial Amounts means amounts attributable to contributions made to a custodial account under Code Section 403(b)(7) (including earnings thereon)
that are not elective deferrals, and which are contributed to this Contract pursuant to an intra-plan exchange or plan-to-plan transfer described in Paragraph 6.

D.	Plan. The Employer’s 403(b) plan pursuant to which this Contract is issued or, if applicable, any agreement under which information regarding this Contract and the Employer’s 403(b) plan is shared as required by Section 1.403(b)-10(b)(2)(C) of the Treasury Regulations.

E.	Restricted Elective Deferrals. Restricted Elective Deferrals means (1) with respect to a Section
403(b) annuity contract, elective deferral contributions made after December 31, 1988, pursuant to a salary reduction agreement, and the earnings on such contributions and on amounts held as of
December 31, 1988; and (2) with respect to amounts held under a Section 403(b)(7) custodial account that are contributed to this Contract pursuant to an intra-plan exchange or plan-to-plan transfer described in Paragraph 6, elective deferral contributions made pursuant to a salary reduction agreement and the earnings on such contributions. Unless otherwise indicated, Restricted Elective
Deferrals include employee designated Roth contributions within the meaning of Code Section
402A(c)(1).

2.	Coordination with the Plan

The Contract is established under a Plan of the Employer pursuant to Section 403(b) of the Code. This
Contract is subject to the terms of the Plan, provided that the terms of the Plan do not expand the terms of this Contract and do not impose any responsibilities or duties on the Company greater than those set forth in this Contract.

The Company shall rely upon the Employer’s representations regarding the contents of the applicable Plan document, except as otherwise agreed to by the Company. The Company shall rely upon instructions of the
Employer and/or its designee in permitting contributions to and making distributions from this Contract
(including distributions due to loans, annuity payouts, qualified domestic relations orders, hardship withdrawals and systematic distributions options) in accordance with the terms of the Plan.

149468-09

To the extent provided for in the Treasury Regulations, the Employer and/or its designee is responsible for sharing with the Company information that is necessary for the Company to administer this Contract in accordance with the terms of the Plan, Code and the Treasury Regulations, including information necessary for the Company to satisfy its withholding and information reporting obligations under the Code with respect to this Contract. Except to the extent otherwise agreed between the Company and the Employer and/or its designee, the Company shall share with the Employer and/or its designee information regarding this Contract that the Employer and/or its designee requests for purposes of ensuring adherence to the terms of the Plan.

3.	Contributions

Except in the case of a rollover contribution (as permitted by Code Sections 402(c), 402(e)(6), 403(a)(4),
403(b)(8), 403(b)(10), 408(d)(3), 457(e)(16)) and 402A(e)(1), or as a result of an intra-plan exchange or plan-
to-plan transfer described in Paragraph 6 below, contributions to the Contract must be made by the Employer
(as defined in Paragraph 1). The Employer may not make contributions after the participant’s death, except as permitted under Section 1.403(b)-4(d) of the Treasury Regulations.

4.	Contribution Limits

Contributions may not exceed the applicable limits under Code Sections 415 and 402(g).

Code Section 415 contains the maximum annual contribution limit for a participant under a Code Section
403(b) plan and includes employer nonelective contributions (including matching contributions), Code Section
403(b) elective deferrals, and after-tax contributions. Any amounts identified to be in excess of this limit that remain in the Contract shall be separately accounted for by the Company in accordance with Code Section
403(c).

For purposes of this Endorsement, Code Section 403(b) elective deferrals include employee pre-tax contributions and, to the extent permitted by the Plan and this Contract, any employee designated Roth contributions.

Elective deferral contributions made to this Contract and any other plans, contracts or arrangements of the
Employer on behalf of the participant may not exceed the limits of Code Section 402(g). If the Company is notified that a contribution to the Contract has exceeded the limits of Code Section 402(g) or any other applicable Code section, the Company will, upon receipt of appropriate instruction, distribute such contribution plus any earnings or interest and less any losses to the participant no later than April 15 of the year following the year of the excess contribution or as otherwise permitted under the Code.

5.	Nonforfeitable and Nontransferable

The Contract is nontransferable within the meaning of Code Section 401(g) and the rights of the participant under the Contract are nonforfeitable.

6.	Intra-Plan Exchanges and Plan-to-Plan Transfers

Subject to the terms of the Plan, tax-free exchanges within the Plan and plan-to-plan transfers involving this
Contract, including transfers to a governmental defined benefit plan to purchase permissive service credits within the meaning of Code Section 415(n), may be allowed to the extent permitted by law.

7.	Withdrawal Restrictions

A.	In General. Distributions from this Contract shall be made only in accordance with the requirements of Code Section 403(b), the Treasury Regulations, and the Plan. The Company has no responsibility to make any distribution (including distributions due to loans, annuity payouts, qualified domestic relations orders, hardship withdrawals and systematic distributions options) from this Contract until it has received instructions or information from the Employer and/or its designee in a form acceptable to the Company and necessary for the Company to administer this Contract in accordance with Code
Section 403(b) the Treasury Regulations, and the Plan.

B.	Restricted Elective Deferrals. Withdrawals and other distributions attributable to Restricted Elective
Deferrals shall not be paid from this Contract unless the participant has (1) reached age 59 1/2, (2)
had a severance from employment, (3) died, (4) become disabled (within the meaning of Code Section
72(m)(7)), or (5) incurred a hardship (in which case such amounts shall be limited to actual salary deferral contributions, excluding earnings thereon).

149468-09	2

C.	Employer Annuity Amounts. Withdrawals and other distributions attributable to Employer Annuity
Amounts shall not be paid from this Contract earlier than the participant’s severance from employment or upon the prior occurrence of some event, such as after a fixed number of years, the attainment of a stated age, or disability, as provided in the Plan. This provision does not apply to individual contracts issued prior to January 1, 2009 or to certificates issued prior to January 1, 2009 under group contracts, unless the Plan otherwise restricted such withdrawals prior to that date.

D.	Employer Custodial Amounts. Withdrawals and other distributions attributable to Employer
Custodial Amounts that are transferred or exchanged into this Contract shall not be paid from this
Contract unless the participant has (1) reached age 59 1/2, (2) had a severance from employment, (3)
died, (4) become disabled (within the meaning of Code Section 72(m)(7)), or (5) incurred a hardship
(in which case the portion of the Employer Custodial Amounts available for hardship shall be limited to the Employer Custodial Amount balance held as of December 31, 1988.)

E.	Separate Accounting. If this Contract includes both Restricted Elective Deferrals and other contributions and the Restricted Elective Deferrals are not separately accounted for by the Company, distributions may not be made earlier than the later of (1) any date permitted under section B of this
Paragraph 7, and (2) any date permitted under section C or section D of this Paragraph 7, whichever is applicable, with respect to contributions that are not Restricted Elective Deferrals.

F.	Exchanges and Transfers. With respect to amounts exchanged or transferred to this Contract pursuant to Paragraph 6, this Contract imposes distribution restrictions that are not less stringent than those imposed under the contract being exchanged or under the transferor plan, whichever is applicable, in accordance with Section 1.403(b)-10(b)(2) of the Treasury Regulations.

	G.	Exceptions.

(1)	Notwithstanding any other provision in this Paragraph 7, withdrawals and other distributions are permitted to be paid from this Contract to the extent (a) allowed by applicable law, (b) described in Paragraph 4, (c) required by a qualified domestic relations order within the meaning of
Section 414(p), or (d) the withdrawal is a qualified reservist distribution described in Code
Section 72(t)(2)(G).

(2)	If the Employer informs the Company that the Plan has been terminated in accordance with
Section 1.403(b)-10(a) of the Treasury Regulations, the Company shall distribute this Contract or the accumulated benefits thereunder in accordance with the requirements of Code Section
403(b) and the Treasury Regulations.

(3)	The withdrawal restrictions described in this Paragraph 7 do not apply to amounts attributable to contributions that are eligible rollover distributions as described in Section 1.403(b)-10(d) of the
Treasury Regulations and that have been separately accounted for by the Company.

8.	Required Minimum Distributions and Incidental Benefits

Distributions from this Contract must be made in accordance with the required minimum distribution rules of
Code sections 403(b)(10) and 401(a)(9) and may be taken in the form of an annuity option or other method permitted by the Contract and the Plan. Distributions from and benefits under this Contract also must satisfy the requirements relating to incidental benefits under Section 1.401-1(b)(1)(ii) of the Income Tax Regulations.
All such rules are incorporated herein by reference.

9.	Loans

If permitted by the Plan, loans may be made under this Contract to the extent provided in the Contract or endorsements thereto, subject to the requirements of the Code, the Company’s procedures and limitations in effect at the time the loan is requested or otherwise imposed by the Company.

149468-09		3

10.	Direct Rollovers

A participant or the surviving spousal beneficiary of a deceased participant (or a participant’s spouse or former spouse who is an alternate payee under a domestic relations order, as defined in Section 414(p) of the
Code) who is entitled to an eligible rollover distribution may elect to have any portion of an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Plan paid directly to an eligible retirement plan (as defined in Section 402(c)(8)(B) of the Code) or paid directly to a Roth individual retirement annuity or a Roth individual retirement account as a qualified rollover contribution (as defined in Section 408A(e) of the
Code), as specified by the participant, beneficiary or spouse in a direct rollover. A distribution to a beneficiary who at the time of the participant's death was neither the spouse of the participant nor the spouse or former spouse of the participant who is an alternate payee under a qualified domestic relations order may elect to have any portion of an eligible rollover distribution directly rolled over only to an individual retirement account or individual retirement annuity (IRA) that has been established on behalf of the beneficiary as an inherited
IRA (within the meaning of Section 408(d)(3)(C) of the Code), to the extent permitted under the Plan.

11.	Plan Administration Subsidy

The Company and/or its affiliates may provide Plan administration services to the Employer. Such services may be offered at no or reduced cost. Also, the Company may subsidize all or a portion of the Employer's
Plan administration expenses by paying certain costs associated with the Employer’s Plan administration personnel and/or certain costs associated with a third party administrator engaged by the Employer to administer the Plan in accordance with its terms, the Code and the Treasury Regulations. The Company shall have no obligation to agree to Plan administration subsidy requests and, unless otherwise agreed to in advance by the Company and the Employer, the Company may limit or terminate the subsidy with respect to an Employer’s Plan at the Company’s sole discretion. Plan administration subsidies will be paid only to the extent requested by the Employer and agreed to by the Company in writing. The Company will determine the availability of a Plan administration subsidy on a basis that is not unfairly discriminatory.

The effective date of this Endorsement is January 1, 2009, or the effective date of the Contract, if later.

/s/ Donald W. Britton

President
ReliaStar Life Insurance Company

149468-09 4